Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Annual Report on Form 10-K (File No. 333-217860) of our report dated July 26, 2019 with respect to our audit of the consolidated financial statements of U.S. Gold Corp. as of April 30, 2019 and for the year then ended, which report is included in the Annual Report on Form 10-K of U.S. Gold Corp. for the year ended April 30, 2019.

We hereby consent to the incorporation by reference of our report dated July 26, 2019, relating to our audit of the consolidated financial statements of U.S. Gold Corp and Subsidiaries for the year ended April 30, 2019, included in its Annual Report (Form 10-K) for the year ended April 30, 2019 as filed with the Securities and Exchange Commission, in U.S. Gold Corp’s Registration Statement on Form S-1 filed on June 12, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We hereby consent to the incorporation by reference of our report dated July 26, 2019, relating to our audit of the consolidated financial statements of U.S. Gold Corp and Subsidiaries for the year ended April 30, 2019, included in its Annual Report (Form 10-K) for the year ended April 30, 2019 as filed with the Securities and Exchange Commission, in U.S. Gold Corp’s Registration Statement on Form S-3 and related prospectus filed on June 9, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We were not engaged to audit, review or apply any procedures to the adjustments to retrospectively apply the change in accounting related to the reverse stock splits described in Note 1 on Form 10-K, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

/s/ KBL LLP

KBL LLP

New York, NY

July 13, 2020